Exhibit 10(xiv)(1)

TERMS AND CONDITIONS

2008 EXECUTIVE STOCK OPTION

UNDER THE AMENDED AND RESTATED

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

1. Governing Documents. Your stock option grant is subject to the provisions of the Amended and Restated Northern Trust Corporation 2002 Stock Plan (the “Plan”) and the stock option notice (the “Option Notice”). The Option Notice and these Terms and Conditions constitute the “Stock Option Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Option Agreement and the Plan, the Plan will govern. These Terms and Conditions apply to non-qualified stock options and incentive stock options issued under the Plan.

2. Amendments. The Compensation and Benefits Committee of the Board of Directors (the “Committee”) may amend the terms of the Plan or the Stock Option Agreement at any time, except that any amendment that adversely affects your rights in any material way requires your written consent.

3. Exercise Limitations. Your stock option is exercisable from and after the vesting date(s) set forth on the Option Notice until the ten (10)-year anniversary of the date the option was granted (the “Expiration Date”), except as provided below:

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Change in Control. Your stock option (whether vested or unvested) becomes vested and exercisable from and after the date of a “Change in Control” (as defined in the Plan) of the Corporation. Please see “Other Termination of Employment” below for additional provisions relating to a “Change in Control.”

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Death. If you die while employed, your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your death and may be exercised by your beneficiary at any time until the earlier of (a) five (5) years following your death and (b) the Expiration Date. If you do not name a beneficiary (or your beneficiary dies before you), your stock option will pass to the following persons in the order indicated:

•	Your spouse; if none, then,

•	Your children (in equal amounts); if none, then,

•	Your parents (in equal amounts); if none, then,

•	Your brothers and sisters (in equal amounts); if none, then,

•	Your estate.

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Retirement. If you retire, your stock option continues to vest in accordance with its terms, and, once vested, it may be exercised at any time until the earlier of (a) five (5) years following the effective date of your retirement and (b) the Expiration Date. The terms “retire” and “retirement” mean retirement occurring by reason of your having qualified for a Normal, Early, or Postponed Retirement Pension under The Northern Trust Company Pension Plan. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment due to retirement pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) relating to incentive stock options.

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Special Circumstances. If (a) on the date of grant, you are a Management Group member, and (b) on the date of your termination of employment, you are age 55 or older and have a minimum of 10 years of employment with the Corporation or its Subsidiaries, then your stock option continues to vest in accordance with its terms, and, once vested, it may be exercised at any time until the earlier of (i) five (5) years following the date of your termination of employment and (ii) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment under the described circumstances pursuant to the applicable provisions of the Code.

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Disability. If you become disabled while employed, your stock option (whether vested or unvested) becomes vested and exercisable upon your disability and may be exercised at any time until the earlier of (a) five (5) years following your disability, and (b) the Expiration Date. The term “disability” means a disability that continues for a period of 12 months as defined by Northern Trust’s Managed Disability Program, at which date you are terminated from the Plan. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three months after termination from the Plan due to disability pursuant to the applicable provisions of the Code relating to incentive stock options.

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Severance. If your employment is terminated under circumstances that entitle you to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”), and you have executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your termination of employment and may be exercised at any time until the earlier of (a) one-hundred and eighty (180) days following your termination of employment under the Severance Plan and (b) the Expiration Date. If you are eligible for a Normal, Early, or Postponed Pension Retirement Pension upon termination of employment under the Severance Plan, your stock option (whether vested or unvested) becomes vested and exercisable as of the date of your termination of employment and may be exercised at any time until the earlier of (a) five (5) years following the effective date of your retirement and (b) the Expiration Date. You should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment in these circumstances pursuant to the applicable provisions of the Code relating to incentive stock options.

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Other Termination of Employment. Except as set forth below, if (a) your employment terminates for any reason other than death, retirement or a severance under the Severance Plan for which you have executed and not revoked a Release, and (b) you are not terminated from the Plan due to disability pursuant to the “Disability” provisions described above, your stock option, if and to the extent vested as of the date of your termination of employment, may be exercised at any time until the earlier of (i) three (3) months following the date of your termination of employment and (ii) the Expiration Date. Your stock option, if and to the extent unvested as of the date of your termination of employment, expires as of the date of your termination of employment. A termination of employment shall not be deemed to occur by reason of your transfer between the Corporation and a Subsidiary of the Corporation or between two Subsidiaries of the Corporation. The post-termination exercise provision of this sub-paragraph shall apply to you if you become a consultant to the Corporation or a Subsidiary of the Corporation upon termination of your employment from the Corporation or a Subsidiary of the Corporation. Notwithstanding the foregoing, if, within the two-year period following a Change in Control, (A) your employment by the Corporation or a subsidiary of the Corporation is terminated for any reason other than death, retirement or a severance under the Severance Plan for which you have executed and not revoked a Release, and (B) you are not terminated from the Plan due to disability pursuant to the “Disability” provisions described above, then (except as may otherwise be specified in an Employment Security Agreement between you and the Corporation), your stock option, to the extent vested, may be exercised at any time until the earlier of (I) six (6) months following the date of your termination of employment, and (II) the Expiration Date; provided, however, you should be aware that an unexercised incentive stock option automatically converts into a non-qualified stock option three (3) months after termination of employment in connection with a Change of Control pursuant to the applicable provisions of the Code relating to incentive stock options.

4. Re-Employment. If, after your termination of employment, you are re-employed by the Corporation or one of its Subsidiaries, upon your return you will be considered a new hire. Options that previously expired upon your termination of employment remain expired and are not reinstated.

5. Exercise of Options.

•	How to Exercise. You may exercise your stock option through the H. R. Service Center at (800) 807-0302 or online through My Place. Inquiry and modeling capabilities are also available online.

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Black-out Period. Due to federal securities law concerns, the Corporation has a “black-out” policy which restricts any exercise of your stock option around quarterly corporate earnings announcements. Please refer to the “Statement of Confidential Information and Securities Trading” for further information about the Corporation’s black-out policy. You may access this document online through My Passport. From the homepage click on Corporate-wide Services, and then Corporate Policies.

6. Nontransferability. Your stock option is not transferable other than as provided in these Terms and Conditions, except that you, with the prior approval of the Committee, may transfer a non-qualified stock option (but not an incentive stock option) under certain circumstances and subject to the terms and conditions of the Plan and such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the non-qualified stock option prior to the transfer. Except as described in the prior sentence, your stock option (whether a non-qualified stock option or an incentive stock option) is exercisable, during your lifetime, only by you or your personal representative. Additional written information regarding the mechanics and consequences of transferring a non-qualified stock option is available from the Corporate Secretary. You should request and review this information prior to making a request to transfer a non-qualified stock option.

7. Withholding/Delivery of Shares. Delivery of shares of Common Stock upon exercise of your stock option is subject to the withholding of all applicable federal, state, and local taxes. At your election, any tax withholding obligation shall be satisfied by the Corporation’s withholding a portion of the shares otherwise distributable to you or by your delivery of previously acquired shares. Payment of federal income taxes may be accomplished through a combination of withholding of shares and delivery of previously acquired shares. The Corporation may delay the issuance or delivery of shares of Common Stock if the Corporation reasonably anticipates that such issuance or delivery will violate federal securities laws or other applicable law, provided that the issuance or delivery is made at the earliest date at which the Corporation reasonably anticipates that such issuance or delivery will not cause such violation. As an option holder, you have no interest in the shares covered by the option until the shares are actually issued.

8. Restricted Activity. Despite anything to the contrary in these Terms and Conditions, your stock options (whether vested or unvested) shall be forfeited and the Corporation shall have no obligation to honor the exercise of the stock options by you (or your beneficiary), if you:

(a)	at any time after the date of these Terms and Conditions, have divulged, directly or indirectly, or used for your own or another’s benefit, any Confidential Information; or

(b)

at any time after the date of these Terms and Conditions and through a period of twelve (12) months after you cease to be employed by the Corporation or any of its Subsidiaries for any reason, have Solicited, or assisted in the Solicitation of, any Client or Prospective Client; or solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries; provided, however, that this clause (b) shall not prohibit any Solicitation of any Client or Prospective Client with whom I had a business relationship prior to the start of my employment with the Corporation or any of its Subsidiaries, provided no Confidential Information, directly or indirectly, is used in each Solicitation.

(c)	If you shall have so engaged in any such activity described in clauses (a) or (b) above without the written consent of the Corporation, your stock options (whether vested or unvested) shall be forfeited to the Corporation by notice in writing to you within a reasonable period of time after the Corporation acquires knowledge of your violation of this Section 8. Any failure by you to comply with this Section 8 shall entitle the Corporation, as determined by the Committee in its sole discretion, to (i) cancel and terminate all of your unexercised, unexpired or unpaid stock options (whether vested or unvested) under the Plan, and (ii) rescind any exercise, payment or delivery under any stock option occurring within twelve (12) months prior to, or at any time following, the date of your termination of employment for any reason (including but not limited to termination of employment due to retirement or disability). Upon any such rescission, (1) you shall immediately pay to the Corporation the amount of any gain realized or payment received, and (2) you shall immediately forfeit to the Corporation any shares of the Corporation’s Common Stock received, in each case as a result of the rescinded exercise, payment or delivery under any stock options, in such manner and on such terms and conditions as the Committee shall require, and the Corporation shall be entitled, as permitted by applicable law, to deduct from any amounts the Corporation owes you from time to time the amount of any such gain realized or payment received. “Gain realized” shall be the excess of the fair market value of the Corporation’s common stock on the date of exercise over the option exercise price, multiplied by the number of shares purchased.

9. No Contract of Employment. The option grant shall not be deemed to obligate the Corporation or any of its Subsidiaries to continue your employment for any particular period, nor is employment guaranteed for the length of the vesting schedule set forth in the Option Notice.

10. Taxes. Please refer to the “Summary Description of the Northern Trust Corporation 2002 Stock Plan” for a description of the U.S. federal income tax consequences affecting non-qualified stock options and incentive stock options.

11. Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and the stock option grants to which the Option Notice and these Terms and Conditions apply shall be determined in conformity with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

12. Definitions. Capitalized terms not defined in the Stock Option Agreement shall have the meanings assigned to them in the Plan. For purposes of the Stock Option Agreement:

(a)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which you had contact, or about which you had access to Confidential Information, during the last twelve (12) months of your employment.

(b)	“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that you created or provided, or of which you assisted in the creation or provision, during your employment by the Corporation or any of its Subsidiaries; or (ii) about which you had access to Confidential Information during your employment by the Corporation or any of its Subsidiaries.

(c)	“Confidential Information” means any trade secrets or other information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(d)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries or affiliates, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which you had contact, or about which you had access to Confidential Information, during the last twelve (12) months of your employment.

(e)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from you or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to you or any third party.